Exhibit 99.2

1601 Market Street		News Release
Philadelphia, Pennsylvania
19103-2337
800 523.1988
215 564.6600

Contact:
	For investors:	Terri Williams-Perry – phone: 215 231.1486
Email: terri.williams-perry@radian.biz

	For the media:	Rick Gillespie – phone: 215 231.1061
Email: rick.gillespie@radian.biz

Tim Lynch / Eric Bonach
Joele Frank, Wilkinson Brimmer Katcher
212 355.4449

FOR IMMEDIATE RELEASE

Teresa Bryce To Lead Radian Mortgage Insurance Business

PHILADELPHIA, July 7, 2008 – Radian Group Inc. (NYSE: RDN) today announced that Teresa Bryce, currently Executive Vice President, General Counsel, Corporate Secretary, and Chief Risk Officer for Radian Group, has been appointed President of Radian Guaranty Inc., Radian’s principal mortgage insurance subsidiary, effective immediately. Ms. Bryce will report to S. A. Ibrahim, President and CEO of Radian Group. Current President of Radian Guaranty David Applegate has resigned from his position but will remain with Radian as a consultant for the foreseeable future.

“Teresa Bryce is an accomplished and respected industry veteran who has held senior positions with several top mortgage banking organizations,” commented Mr. Ibrahim. “Her priorities will be to continue the progress we have made in our mortgage insurance subsidiary with a commitment to return the business to the ‘AA’ level over time. Teresa played a key role in enhancing our risk management process and will benefit from a strong and experienced team of business leaders that has worked diligently to improve overall performance. Teresa also has extensive experience working with the GSEs, which will continue to be one of our top priorities moving forward. On behalf of everyone at Radian, we thank Dave for helping to position our mortgage insurance business to deliver long term profitability.”

1601 Market Street Philadelphia, Pennsylvania 19103-2337 800 523.1988 215 564.6600

“I am proud of the efforts and progress we have made in Radian’s mortgage insurance business in the face of difficult market conditions,” commented Mr. Applegate. “I look forward to working with the team to ensure a smooth transition.”

Radian also announced other changes:

Paul Bognanno, currently Vice Chairman, Radian Guaranty will become Chairman, Radian Guaranty and will work closely with Teresa Bryce and her team on key client relationships, marketing and communications. Mr. Bognanno will continue to report to S. A. Ibrahim.

Jeff Cashmer, currently Senior Vice President of Mortgage Insurance Sales, will become Executive Vice President, Chief Operating Officer of Radian Guaranty with responsibility for sales, operations and pricing. Mr. Cashmer will report to Teresa Bryce.

Ted Hoffman, currently Senior Vice President, Assistant General Counsel, will become General Counsel and Corporate Secretary for Radian Group. Mr. Hoffman will report to S. A. Ibrahim.

Teresa Bryce – President, Radian Guaranty

Before joining Radian in October 2006, Ms. Bryce served as general counsel, senior vice president and secretary for Nexstar Financial Corporation. Prior to that, she was general counsel for Bank of America Mortgage and held other senior legal leadership roles for PNC Mortgage Corporation and Prudential Home Mortgage Company.

Ms. Bryce holds a bachelor’s degree from the University of Virginia and a J.D. from Columbia University. She has served on the Board of Directors of the Mortgage Bankers Association, on the Consumer Advisory Council of the Federal Reserve and on the Fannie Mae National Advisory Council.

Paul Bognanno – Chairman, Radian Guaranty

Prior to joining Radian Guaranty, Mr. Bognanno served as President and CEO, Principal Residential Mortgage Inc., for 11 years. Concurrent with his mortgage banking duties, Mr. Bognanno was a Senior Vice President in Principal Life Insurance Company, Chairman of the Board of Principal Bank, and the U.S. board member of Principal Hipotecarios y Creditos, Principal Life’s Chilean mortgage banking company.

1601 Market Street Philadelphia, Pennsylvania 19103-2337 800 523.1988 215 564.6600

Mr. Bognanno holds a bachelor’s degree in sociology from Indiana University. He has served as a past Chairman of the Mortgage Bankers Association Residential Board of Governors and as a member of its Board of Directors.

Jeff Cashmer – Executive Vice President, Chief Operating Officer, Radian Guaranty

Mr. Cashmer joined Radian in 1998 from Household Finance Corporation. Since joining Radian, he has held several key roles within the company’s sales, operations, capital markets, credit risk, product development and strategic planning groups. Mr. Cashmer has been instrumental in establishing a customer centric business model for Radian, which balances corporate profit goals with a premier customer experience.

Mr. Cashmer earned a bachelor’s degree in finance from Illinois State University and an MBA from DePaul University’s Kelstadt Graduate School of Business.

Ted Hoffman – General Counsel and Corporate Secretary, Radian Group

Since joining Radian in 2005, Mr. Hoffman has managed SEC, NYSE and Sarbanes-Oxley compliance, corporate governance and other corporate related matters. Mr. Hoffman was promoted to Senior Vice President, Assistant General Counsel in February 2008. Prior to joining Radian, Mr. Hoffman was a senior associate in the Corporate and Securities Group of Drinker Biddle & Reath LLP in Philadelphia.

Mr. Hoffman holds a BA from Colgate University and a JD from Villanova University School of Law. He is a member of the Pennsylvania Bar.

About Radian

Radian Group Inc. is a global credit risk management company headquartered in Philadelphia with significant operations in New York and London. Radian develops innovative financial solutions by applying its core mortgage credit risk expertise and structured finance capabilities to the credit enhancement needs of the capital markets worldwide, primarily through credit insurance products. The company also provides credit enhancement for public finance and other corporate and consumer assets on both a direct and reinsurance basis and holds strategic interests in credit-based consumer asset businesses. Additional information may be found at http://www.radian.biz.